                        IN THE UNITED STATES BANKRUPTCY COURT

                             FOR THE DISTRICT OF DELAWARE


                                            )    Chapter 11
In re                                       )
                                            )
DEP CORPORATION, a Delaware corporation,    )
                                            )
                                            )    Case No. 96-480 (HSB)
              Debtor.                       )
                                            )
                                            )
--------------------------------------------


                    DEBTOR'S SECOND AMENDED PLAN OF REORGANIZATION

                      DATED AS OF AUGUST 23, 1996 (AS AMENDED BY
            STIPULATION AND CONSENT ORDER, UNDER 11 U.S.C. Section 1127(a)
                  AND FED. R. BANKR. P. 3019, IMPLEMENTING TECHNICAL
            MODIFICATIONS TO REORGANIZATION PLAN AND RESOLVING OBJECTIONS
            OF S.C. JOHNSON & SON, INC., AND AFFILIATES, TO CONFIRMATION)




          (THIS VERSION INCORPORATES INTO THE AMENDED PLAN OF REORGANIZATION
         THE MODIFICATIONS TO SUCH PLAN MADE PURSUANT TO THE STIPULATION AND
      CONSENT ORDER, UNDER 11 U.S.C. Section 1127(a) AND FED. R. BANKR. P. 3019,
                IMPLEMENTING TECHNICAL MODIFICATIONS TO REORGANIZATION
              PLAN AND RESOLVING OBJECTIONS OF S.C. JOHNSON & SON, INC.,
                           AND AFFILIATES, TO CONFIRMATION)



                                          1

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                                  TABLE OF CONTENTS
                                                                            PAGE
                                                                           ----

I. INTRODUCTION     . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

II. DEFINITIONS, INTERPRETATION AND RULES OF CONSTRUCTION . . . . . . . .    6

    A. Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

    B. Interpretation And Computation Of Time . . . . . . . . . . . . . .   12

         1. Defined Terms.. . . . . . . . . . . . . . . . . . . . . . . .   12

         2. Rules Of Interpretation.. . . . . . . . . . . . . . . . . . .   12

         3. Time Periods. . . . . . . . . . . . . . . . . . . . . . . . .   13

III. DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS . . . . . . . . . . .   13

    A. Secured Claims.. . . . . . . . . . . . . . . . . . . . . . . . . .   13

    B. Unsecured Claims.. . . . . . . . . . . . . . . . . . . . . . . . .   14

    C. Interests.   . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

    D. Special Provisions Governing Class 4 Claims. . . . . . . . . . . .   14

IV. TREATMENT OF CLAIMS AND INTERESTS . . . . . . . . . . . . . . . . . .   15

    A. Distribution Date. . . . . . . . . . . . . . . . . . . . . . . . .   15

    B. Unclassified Claims. . . . . . . . . . . . . . . . . . . . . . . .   15

         1. Administrative Claims.. . . . . . . . . . . . . . . . . . . .   15

              a. General. . . . . . . . . . . . . . . . . . . . . . . . .   15

              b. Payment Of Statutory Fees. . . . . . . . . . . . . . . .   15

              c. Bar Date For Administrative Claims.. . . . . . . . . . .   16

                   i. General Provisions. . . . . . . . . . . . . . . . .   16

                   ii. Professionals. . . . . . . . . . . . . . . . . . .   16

                   iii. Ordinary Course Liabilities.. . . . . . . . . . .   16

                   iv. Tax Claims.. . . . . . . . . . . . . . . . . . . .   16

         2. Treatment Of Priority Tax Claims. . . . . . . . . . . . . . .   17



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    C. Treatment of Secured Claims. . . . . . . . . . . . . . . . . . . .   17

         1. Class 1 (Claims Of Lenders Under Bank Credit Agreement) . . .   17

              a. Addition to Loan Balance . . . . . . . . . . . . . . . .   17

              b. Payment Obligations On Effective Date. . . . . . . . . .   17

              c. Additional Payment Obligations . . . . . . . . . . . . .   18

              d. Waiver of Certain Charges and Expenses . . . . . . . . .   19

              e. Distribution of Stock And Warrants . . . . . . . . . . .   19

              f. Class 1 Release Agreement. . . . . . . . . . . . . . . .   20

         2. Class 2(a) and (b) Secured Claims of Nationwide
              (Class 2(a)) and West Coast (Class 2(b)). . . . . . . . . .   20

    D. Treatment of Classes of Unsecured Claims . . . . . . . . . . . . .   21

         1. Class 3 (Unsecured Claims Entitled To Priority) . . . . . . .   21

         2. Class 4 (Unsecured Claims of $1,000 or Less or Which the Holder
              Reduces to $1,000). . . . . . . . . . . . . . . . . . . . .   21

         3. Class 5 (Intercompany Unsecured Claims) . . . . . . . . . . .   21

         4. Class 6 (All Other Unsecured Claims). . . . . . . . . . . . .   21


    E. Treatment of Classes of Interests. . . . . . . . . . . . . . . . .   22

         1. Class 7 (Existing Class A Stock). . . . . . . . . . . . . . .   22

         2. Class 8 (Existing Class B Stock). . . . . . . . . . . . . . .   22

V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. . . . . . . . .   22

    A. Assumption . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

    B. Cure Payments. . . . . . . . . . . . . . . . . . . . . . . . . . .   23

    C. Rejection. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

VI. MEANS FOR EXECUTION AND IMPLEMENTATION OF THIS PLAN . . . . . . . . .   24

    A. Revesting Of Assets. . . . . . . . . . . . . . . . . . . . . . . .   24

    B. Preservation Of Rights Of Action . . . . . . . . . . . . . . . . .   25

    C. Certificate Of Incorporation And Bylaw Amendments. . . . . . . . .   25



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    D. Management Of Reorganized DEP. . . . . . . . . . . . . . . . . . .   25

         1. Officers And Directors. . . . . . . . . . . . . . . . . . . .   25

    E. Objections To Claims And Interests.. . . . . . . . . . . . . . . .   26

    F. Distribution Of Property Under This Plan.. . . . . . . . . . . . .   26

         1. Disbursing Agent. . . . . . . . . . . . . . . . . . . . . . .   26

         2. Disputed Claims . . . . . . . . . . . . . . . . . . . . . . .   26

         3. Manner Of Payment Under This Plan.. . . . . . . . . . . . . .   27

         4. Delivery Of Distributions And Undeliverable
              Or Unclaimed Distributions. . . . . . . . . . . . . . . . .   27

              a. Delivery Of Distributions In General.. . . . . . . . . .   27

              b. Undeliverable Distributions. . . . . . . . . . . . . . .   28

                   i. Holding And Investment Of Undeliverable
                        Property. . . . . . . . . . . . . . . . . . . . .   28

                   ii. Distribution Of Undeliverable Property
                        After It Becomes Deliverable And Failure
                        To Claim Undeliverable Property . . . . . . . . .   28

         5. Compliance With Tax Requirements. . . . . . . . . . . . . . .   28

         6. Setoffs And Recoupments . . . . . . . . . . . . . . . . . . .   28

         7. De Minimis Distributions. . . . . . . . . . . . . . . . . . .   29

    G. Discharge Of Debtors And Injunction. . . . . . . . . . . . . . . .   29

    H. No Liability For Solicitation Or Participation . . . . . . . . . .   30

    I. Limitation Of Liability. . . . . . . . . . . . . . . . . . . . . .   30

    J. Retiree Benefits . . . . . . . . . . . . . . . . . . . . . . . . .   30

    K. Other Secured Claims . . . . . . . . . . . . . . . . . . . . . . .   30

    L. Exemption from Certain Taxes.. . . . . . . . . . . . . . . . . . .   31

    M. Applicability Of Bankruptcy Code Section 1145 To Stock And Warrants
           Issued Under The Plan. . . . . . . . . . . . . . . . . . . . .   31

VII. CONFIRMABILITY OF PLAN AND CRAMDOWN. . . . . . . . . . . . . . . . .   32

    A. Confirmability And Severability Of Plan. . . . . . . . . . . . . .   32



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    B. Cramdown . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

VIII. RETENTION OF JURISDICTION . . . . . . . . . . . . . . . . . . . . .   32

IX. MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . . . .   34

    A. Dissolution Of Committee . . . . . . . . . . . . . . . . . . . . .   34

    B. Modification Of This Plan. . . . . . . . . . . . . . . . . . . . .   34

    C. Revocation Of This Plan. . . . . . . . . . . . . . . . . . . . . .   34

    D. Successors And Assigns . . . . . . . . . . . . . . . . . . . . . .   34

    E. Saturday, Sunday Or Legal Holiday. . . . . . . . . . . . . . . . .   35

    F. Post-Effective Date Effect Of Evidences Of Claims Or Interests . .   35

    G. Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

    H. Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .   35

    I. Severability Of Plan Provisions. . . . . . . . . . . . . . . . . .   35

    J. No Admissions. . . . . . . . . . . . . . . . . . . . . . . . . . .   36



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                                          I.

                                     INTRODUCTION

     DEP Corporation, a Delaware corporation (the "Debtor"), hereby proposes the following plan of reorganization (the "Plan") for the resolution of the Debtor's outstanding creditor claims and equity interests. Reference is made to the Debtor's Disclosure Statement for a discussion of the Debtor's history, business, properties and results of operations, and for a summary of this Plan and certain related matters.

     All holders of Claims are encouraged to read this Plan and the Disclosure Statement in their entirety before voting to accept or reject this Plan. No materials, other than the Disclosure Statement and any exhibits and schedules attached thereto or referenced therein, have been approved by the Debtor for use in soliciting acceptances or rejections of this Plan.

                                          II.

                DEFINITIONS, INTERPRETATION AND RULES OF CONSTRUCTION

     A.   Definitions.

          In addition to such other terms as are defined in other sections of this Plan, the following terms (which appear in this Plan as capitalized terms) have the following meanings as used in this Plan:

          1. "ADMINISTRATIVE CLAIM" means a Claim for costs and expenses of administration allowed under Bankruptcy Code section 503(b) and referred to in section 507(a)(1) including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the businesses of the Debtor (such as wages, salaries and commissions for services and payments for inventory and expenses of sale); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under Bankruptcy Code sections 330(a) or 331; and (c) all fees and charges assessed against the Estate under 28 U.S.C. Section 1930.

          2. "AGENT" means Foothill Capital Corporation, its successors and assigns, in its capacity as Agent under the Bank Credit Agreement and the New Bank Documents.

          3. "ALLOWED CLAIM" OR "ALLOWED INTEREST" means a Claim against or Interest in the Debtor to the extent that

               a.   a proof of the Claim or Interest

                    (1)  was timely filed; or

                    (2) is deemed filed under applicable law or by reason of an order of the Bankruptcy Court; and



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               b.   (1)  the Debtor or Reorganized DEP does not file an
     objection within a time fixed by the Bankruptcy Court and the Claim or Interest is not otherwise a Disputed Claim or Disputed Interest (but only to the extent that such Claim or Interest is not a Disputed Claim or Disputed Interest);

                    (2) the Claim or Interest is allowed (and only to the extent allowed) by a Final Order, or

                    (3) the Claim or Interest is allowed under this Plan. Unless otherwise specified in this Plan, "Allowed Claim" shall not include interest on such Claim accruing after the Petition Date.


          4. "ALLOWED CLASS ... CLAIM" means an Allowed Claim in the particular class described in this Plan.

          5. "ALLOWED CLASS ... INTEREST" means an Allowed Interest in the particular class described in this Plan.

          6.   "ALLOWED CLASS 1 506(b) POSTPETITION INTEREST CLAIMS" means:
(i) the sum of (a) for the period from April 1, 1996 through June 30, 1996, the non-default interest rate (the "base rate" plus 3%) payable on the Lenders' Petition Date loan balance under the Bank Credit Agreement ("Loan Balance") compounded monthly, plus (b) for the period from July 1, 1996 through September 30, 1996, the non-default interest rate (the "base rate" plus 4%) payable on the Loan Balance compounded monthly, plus (c) for the period from October 1, 1996 until the Effective Date, interest on the Loan Balance equal to the "base rate" plus 3% compounded monthly; MINUS (ii) the aggregate amount of postpetition cash interest payments made by the Debtor in the amount of $200,000 per month pursuant to the Cash Collateral Orders.

          7. "BANK CREDIT AGREEMENT" means that certain Revolving Credit and Term Loan Agreement, dated as of August 6, 1993, among the Debtor, Citicorp USA, Inc. (individually and as agent for the Lenders), The First National Bank of Boston (individually and as co-agent for the Lenders), and City National Bank (individually and as co-agent for the Lenders), and their respective successors and assigns, and any other agreements entered into, or notes, security agreements, guaranties or other documents executed in connection therewith or as an adjunct or supplement thereto or required thereby, as all of the foregoing may have been amended from time to time before or after the Petition Date.

          8. "BANKRUPTCY CODE" means title 11 of the United States Code, as now in effect or hereafter amended.

          9. "BANKRUPTCY COURT" means the United States Bankruptcy Court for the District in which the Reorganization Case is filed or, if such court ceases to exercise jurisdiction over the Reorganization Case, such court or adjunct thereof that exercises jurisdiction over the Reorganization Case in lieu of the United States Bankruptcy Court for such District.

          10. "BANKRUPTCY RULES" means, collectively (a) the Federal Rules of Bankruptcy Procedure and (b) the local rules of the Bankruptcy Court, as applicable from time to time in the Reorganization Case.



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

          11. "BUSINESS DAY" means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

          12. "CASH COLLATERAL ORDERS" means the orders of the Bankruptcy Court entered during the Reorganization Case governing the Debtor's use of cash collateral and the provision of adequate protection to the Lenders in connection therewith.

          13. "CLAIM" means a Claim against the Debtor, whether or not asserted or allowed, as defined in Bankruptcy Code section 101(5).

          14. "CLASS 1 506 (b) PROFESSIONAL FEE AND EXPENSE CLAIMS" means any reasonable outside professional fees and expenses incurred by professionals employed by the Agent to represent and render services to all of the Lenders as a group (and not any individual lender or Lenders, or subgroup of Lenders) from and after the Petition Date to the Effective Date, for which the Lenders seek reimbursement from the Debtor.

          15. "CLASS 1 WARRANTS" means warrants to purchase one share of DEP Common Stock having the following terms and conditions:

               a. the exercise price of the Class 1 Warrants shall be equal to the average closing price at which the DEP Common Stock trades during the Pricing Period;


               b. the Class 1 Warrants shall be exercisable for a period commencing on the first Business Day following the expiration of the Pricing Period and ending on the six-year anniversary of the Effective Date;

               c.   the Class 1 Warrants shall be transferable; and

               d. the Class 1 warrants shall have such other terms and conditions not inconsistent with the foregoing as set forth in the Class 1 Warrant Agreement.

          16. "CLASS 1 WARRANT AGREEMENT" means the document governing the terms and conditions of the Class 1 Warrants which shall be filed with the Bankruptcy Court prior to the Effective Date.

          17. "CLASS 1 RELEASE AGREEMENT" means the general mutual release to be exchanged and filed on or before the Effective Date under which the Debtor and the Estate, on behalf of each of them and their respective officers, directors, agents, predecessors and successors on the one hand ("Debtor Releasing Parties"), and the members of Class 1 on behalf of each of them and their respective officers, directors, agents, predecessors and successors on the other hand ("Class 1 Releasing Parties"), will broadly release and discharge all claims and causes of action of each respective party from the beginning of time to the Effective Date, other than any obligations under this Plan. The Class 1 Release Agreement shall (i) include a waiver of California Civil Code section 1542 and any similar statutes and principles; and (ii) clarify, out of an abundance of caution, that nothing therein is intended to or constitutes a release or waiver in favor of S.C. Johnson & Son, Inc. and affiliates.

          18.  "CONFIRMATION" means the entry of the Confirmation Order.



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          19.  "CONFIRMATION DATE" means the date on which the Bankruptcy Court enters the Confirmation Order on its docket.

          20. "CONFIRMATION ORDER" means the Order of the Bankruptcy Court confirming this Plan under Bankruptcy Code section 1129.

          21. "CREDITORS' COMMITTEE" means any official committee of creditors appointed in the Reorganization Case by the Office of the United States Trustee.

          22. "DEBTOR IN POSSESSION" means the Debtor when acting in the capacity of representative of the Estate in the Reorganization Case.

          23.  "DEBTOR" means DEP.

          24.  "DEP" means DEP Corporation, a Delaware corporation.

          25. "DEP COMMON STOCK" means, collectively, the Existing Class A Stock, the Existing Class B Stock, options to purchase the same, if and when exercised, and the new shares of common stock in DEP to be issued to Class 1 under the Plan.

          26. "DISBURSING AGENT" means DEP, Reorganized DEP or any other entities designated by DEP or Reorganized DEP pursuant to Section VI.F below to distribute property under this Plan.

          27. "DISCLOSURE STATEMENT" means the Disclosure Statement to Accompany Debtor's Second Amended Plan of Reorganization dated August 23, 1996 (and all exhibits and schedules annexed thereto or referred to therein) that relates to this Plan, as it may have been amended or supplemented from time to time.

          28. "DISPUTED CLAIM" OR "DISPUTED INTEREST" means a Claim or Interest as to which a proof of Claim or Interest has been filed or deemed filed under applicable law, as to which an objection has been or may be timely filed and which objection, if timely filed, has not been withdrawn on or before any date fixed for filing such objections by this Plan or Order of the Bankruptcy Court and has not been overruled or denied by a Final Order. Prior to the time that an objection has been or may be timely filed, for the purposes of this Plan a Claim or Interest shall be considered a Disputed Claim or a Disputed Interest in its entirety if: (i) the amount of the Claim or Interest specified in the proof of Claim or Interest exceeds the amount of any corresponding Claim or Interest Scheduled by the Debtor in its Schedules of Assets and Liabilities; (ii) any corresponding Claim or Interest Scheduled by the Debtor in its Schedules of Assets and Liabilities has been Scheduled as disputed, contingent, or unliquidated, irrespective of the amount Scheduled; or (iii) no corresponding Claim or Interest has been Scheduled by the Debtor in its Schedules of Assets and Liabilities.

          29. "EFFECTIVE DATE" means the first Business Day (a) that is at least ten (10) days (as calculated in accordance with Bankruptcy Rule 9006(a)) after the Confirmation Date; and (b) on which no stay of the Confirmation Order is in effect.



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          30.  "EXISTING CLASS A STOCK" means the issued and outstanding shares of Class A Common Stock in DEP prior to the Effective Date.

          31. "EXISTING CLASS B STOCK" means the issued and outstanding shares of Class B Common Stock in DEP prior to the Effective Date.

          32. "ESTATE" means the estate created in the Reorganization Case by Bankruptcy Code section 541.

          33. "FINAL ORDER" means an order or judgment of the Bankruptcy Court as to which the time to appeal, petition for certiorari, move for reargument of rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument of rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing in form and substance approved by the Debtor or, in the event that an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order of judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order or judgment of the Bankruptcy Court was appealed, or from which reargument or rehearing was sought, or certiorari has been denied, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.

          34. "INTEREST" means the interest of any equity security holder of the Debtor, whether or not asserted, as defined in Bankruptcy Code section 101(17).

          35. "INTERCOMPANY CLAIM" means a Claim held by an insider (as defined in Bankruptcy Code section 101(31)) of DEP, other than Claims arising out of or relating to the employment of any Person by DEP.

          36.  "JOHNSON" means S.C. Johnson & Son, Inc., and its affiliates.

          37. "LENDERS" means all parties that are "Lenders" as such term is defined in Section 1.01 of the Revolving Credit and Term Loan Agreement, which is identified above under the term "Bank Credit Agreement," and the successors and assigns of all such parties. Lenders includes Foothill Capital Corporation ("Foothill"), PNC Bank, N.A. ("PNC"), City National Bank ("City National"), Pearl Street Fund, L.P. ("Pearl Street"), TCW Special Credits Fund V -- The Principal Fund ("Oaktree") and Cerberus Partners ("Cerberus").

          38. "NATIONWIDE" means Nationwide Life Insurance Company, an Ohio corporation, its successors and assigns.

          39. "NEW BANK DOCUMENTS" means the security agreement, note and related documents respecting the satisfaction of the Allowed Claims of the Lenders under this Plan. The New Bank Documents previously were filed with the Bankruptcy Court and shall be amended and refiled with the Bankruptcy Court, consistent with this Plan, prior to Confirmation.

          40. "ORDER" means an order or judgment of the Bankruptcy Court as entered on the docket.



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

          41. "PERSON" means any individual, corporation, general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, government or any political subdivision, governmental unit (as defined in the Bankruptcy Code), official committee appointed by the United States Trustee, unofficial committee of creditors or equity holders or other entity.

          42. "PETITION DATE" means April 1, 1996, the date on which the Reorganization Case was commenced.

          43. "PLAN" means this plan of reorganization in the Reorganization Case and all exhibits and schedules annexed hereto or referred to herein, as such may be amended, modified or supplemented.

          44. "PRICING PERIOD" means the period commencing on the first Trading Day after the Effective Date and ending on the twentieth Trading Day after the Effective Date.

          45. "PRIME RATE" means the "prime rate" as published from time to time in the Wall Street Journal, national edition, representing the base rate for corporate loans, as reflected therein.

          46. "PRIORITY TAX CLAIM" means an Allowed Claim for an amount entitled to priority under Bankruptcy Code section 507(a)(8).

          47. "PRO RATA" means proportionately so that the ratio of (a) the amount of consideration distributed on account of a particular Allowed Claim to
(b) the amount of the Allowed Claim is the same as the ratio of (x) the amount of consideration distributed on account of all Allowed Claims of the class in which the particular Allowed Claim is included to (y) the amount of all Allowed Claims of that class.

          48. "RANCHO DOMINGUEZ FACILITY" means DEP's administrative, manufacturing, and packaging facility located in Rancho Dominguez, California, consisting of approximately 180,000 square feet.

          49. "REORGANIZATION CASE" means the Debtor's case under chapter 11 of the Bankruptcy Code.

          50. "REORGANIZED DEP" means DEP on and after the Effective Date, and any successor thereto.

          51. "SCHEDULED" means set forth on the Schedules of Asset and Liabilities.

          52. "SCHEDULES OF ASSETS AND LIABILITIES" means the Schedules of Assets and Liabilities which will be filed by the Debtor with the Bankruptcy Court, as the same may be amended from time to time prior to the Effective Date.

          53. "SECURED CLAIM" means any Claim that is secured by a lien on property in which the Estate has an interest or that is subject to setoff under Bankruptcy Code section 553, to the extent of the value of the claimholder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code section 506(a).

          54. "TRADING DAY" means a Business Day in which, for the entire Business Day, the DEP Common Stock is listed and open for trading on the NASDAQ SmallCap Market or other nationally recognized market.

          55. "UNSECURED CLAIM" means any Claim that is not an Administrative Claim, Priority Tax Claim, Secured Claim or Intercompany Claim.

          56. "WEST COAST" means West Coast Life Insurance Company, a California corporation, its successors and assigns.

          57. The term "net recoveries" against Johnson, as used in Section IV.C.1.c.(5). of the Plan and elsewhere herein, hereby is clarified to refer to recoveries received by DEP, Reorganized DEP or any designated representative from Johnson on account of claims asserted by DEP, Reorganized DEP or any designated representative against Johnson NET of DEP or Reorganized DEP's satisfaction of Johnson's setoff and recoupment rights (if any) and/or the security interest (if any) of Johnson in and to any such recoveries. Nothing in this clarification constitutes an acknowledgment by DEP, Reorganized DEP or any designated representative of any right of Johnson to setoff or recoupment and/or to assert any security interest in and to any recoveries.

     B.   INTERPRETATION AND COMPUTATION OF TIME.

          1.   DEFINED TERMS.

          Any term used in this Plan that is not defined in this Plan, either in
Section II.A (Definitions) or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules.

          2.   RULES OF INTERPRETATION.

          For purposes of this Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, however, that any change to such form, terms or conditions which is material to a party to such document shall not be modified without such party's consent; (c) any reference in this Plan to an existing document, schedule or Exhibit filed or to be filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified in a particular reference, all references in this Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to this Plan; (e) the words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to this Plan in its entirety rather than to only a particular portion of this Plan;
(f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretations of this Plan; (g) the rules of construction set forth in Bankruptcy Code section

102 shall apply; (h) reference to a pleading, request or document being "filed" means duly and properly filed with the Bankruptcy Court as reflected on the official docket of the Bankruptcy Court; and (i) any Claim satisfied or released during the Reorganization Case shall not constitute an Allowed Claim entitled to treatment under this Plan.

          3.   TIME PERIODS.

          In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006 (a) shall apply.



                                         III.

                    DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS

          The following is the designation of the classes of Claims and Interests under this Plan. In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims and Priority Tax Claims described in Article IV of this Plan have not been classified and are excluded from the following classes. A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest qualifies within the description of that class, and is classified in another class or classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other class or classes. A Claim or Interest is classified in a particular class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Interest is not in any class. Notwithstanding anything to the contrary contained in this Plan, no distribution shall be made on account of any Claim or Interest which is not an Allowed Claim or Allowed Interest.

     A.   SECURED CLAIMS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  CLASS                                                   STATUS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  CLASS 1:
  --------
        All Secured Claims (and Unsecured    Impaired     Holders entitled
        Claims, if any) of Lenders.                       to vote
--------------------------------------------------------------------------------


  CLASS 2(a) AND (b):
  -------------------
        Secured Claims of Nationwide         Unimpaired   Holders not entitled
        (Class 2(a)) and West Coast                       to vote
        (Class 2(b)).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     B.   UNSECURED CLAIMS.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  CLASS 3:
  --------
        Unsecured Claims that are specified  Unimpaired   Holders not
        as having priority in Bankruptcy                  entitled
        Code section 507(a)(3), 507(a)(4),                to vote
        507(a)(5), or 507(a)(6)
        of the Bankruptcy Code,
        respectively.

--------------------------------------------------------------------------------

  CLASS 4:
  --------

        Unsecured Claims of $1,000 or less   Impaired     Holders entitled
        (and those of holders which timely                to vote
        elect to reduce to $1,000), as
        specified in Section III.D below.

--------------------------------------------------------------------------------

  CLASS 5:
  --------

        Intercompany Claims                  Unimpaired   Holders not
                                                          entitled to vote

--------------------------------------------------------------------------------

  CLASS 6:
  --------

        Unsecured Claims that are not        Impaired     Holders entitled
        classified in any other class of                  to vote
        Claims, including Claims arising
        from the purchase of goods
        and services.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     C.   INTERESTS.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  CLASS                                                        STATUS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  CLASS 7:
  --------

        Interests of holders of Existing          Impaired     Holders entitled
        Class A Stock.                                         to vote

--------------------------------------------------------------------------------

  CLASS 8:
  --------

        Interests of holders of Existing          Impaired     Holders entitled
        Class B Stock.                                         to vote

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     D.   SPECIAL PROVISIONS GOVERNING CLASS 4 CLAIMS.

          Class 4 consists of all Unsecured Claims which are allowed in the amount of $1,000 or less, or which would have been allowed in an amount in excess of $1,000 and would have been classified in Class 6 under this Plan but for the holder of such Allowed Claim electing to accept a less favorable treatment and reduce such Allowed Claim to $1,000 by previously timely filing the ballot to be provided by the Debtor and making such an election thereon to reduce the holder's Allowed Claim to $1,000. A holder of an Allowed Claim was entitled only elect to reduce the holder's Allowed Claim to $1,000 with respect to the aggregate of all Claims of such holder. If the holder of an Allowed Claim receives treatment in Class 4, then no Claim of such holder which would have been otherwise classified in Class 6 shall be classified in Class 6.

                                         IV.

                          TREATMENT OF CLAIMS AND INTERESTS

     A.   DISTRIBUTION DATE.

          Except as otherwise provided in this Plan, property to be distributed hereunder to an impaired class (a) shall be distributed on or as soon as practicable after the Effective Date to each holder of an Allowed Claim or an Allowed Interest of that class that is an Allowed Claim or an Allowed Interest as of the Effective Date, and (b) shall be distributed to each holder of an Allowed Claim or Allowed Interest of that class that is allowed after the Effective Date, to the extent allowed, as soon as practicable after the Order of the Bankruptcy Court allowing the Claim or Interest becomes a Final Order. Property to be distributed under this Plan to a class that is not impaired or on account of a Claim of a kind described in Bankruptcy Code section 507(a)(1) shall be distributed on the latest of (i) the later of the two dates specified in the preceding sentence and (ii) the date on which the distribution to the holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim absent the Reorganization Case.

     B.   UNCLASSIFIED CLAIMS.


          1.   ADMINISTRATIVE CLAIMS.

               a.   GENERAL.

          Subject to the bar date provisions herein, Reorganized DEP shall pay to each holder of an Administrative Claim, on account of the Administrative Claim and in full satisfaction thereof, cash equal to the amount of such Administrative Claim, unless the holder agrees or shall have agreed to other treatment of such Claim. Payment on an Administrative Claim will not be made until such payment would have become due in the ordinary course of the subject Debtor's business or under the terms of the Claim in the absence of the Reorganization Case.

               b.   PAYMENT OF STATUTORY FEES.

          On or before the Effective Date, all fees payable pursuant to 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the hearing on Confirmation, shall be paid in cash equal to the amount of such Administrative Claim.

               c.   BAR DATE FOR ADMINISTRATIVE CLAIMS.

                    i.   GENERAL PROVISIONS.

          Except for (i) non-tax liabilities incurred in the ordinary course of business by a Debtor in Possession; and (ii) tax claims, requests for payment of Administrative Claims must be filed no later than sixty (60) days after the Effective Date. Holders of Administrative Claims (including, without limitation, professionals requesting compensation or reimbursement of expenses and the holders of any Claims for federal, state or local taxes) that are required to file a request for payment of such Claims and that do not file such requests by the applicable bar date shall be forever barred from asserting such Claims against the Debtor, Reorganized DEP or its property.

                    ii.  PROFESSIONALS.

          All professionals or other entities requesting compensation or reimbursement of expenses pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b) and 1103 for services rendered before the Effective Date (including, without limitation, any compensation requested by any professional or any other entity for making a substantial contribution in any Reorganization Case) shall file and serve on Reorganized DEP an application for final allowance of compensation and reimbursement of expenses no later than sixty (60) days after the Effective Date. Objections to applications of professionals for compensation or reimbursement of expenses must be filed and served on Reorganized DEP and the professionals to whose application the objections are addressed no later than ninety (90) days after the Effective Date.

                    iii. ORDINARY COURSE LIABILITIES.

          Holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtor's business (other than Claims of governmental units for taxes or Claims and/or penalties related to such taxes) shall not be required to file any request for payment of such Claims. Such Administrative Claims shall be assumed and paid by Reorganized DEP pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the holders of such Claims.

                    iv.  TAX CLAIMS.

          All requests for payment of Administrative Claims and other Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date ("Postpetition Tax Claims") and for which no bar date has otherwise been previously established, must be filed on or before the later of
(i) 60 days following the Effective Date; and (ii) 120 days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any holder of any Postpetition Tax Claim that is required to file a request for payment of such taxes and does not file such a Claim by the applicable bar date shall be forever barred from asserting any such Postpetition Tax Claim against the Debtor, Reorganized DEP or its property, whether any such Postpetition Tax Claim is deemed to arise prior to, on or subsequent to the Effective Date.

          2.   TREATMENT OF PRIORITY TAX CLAIMS.

          Except as otherwise agreed to by Reorganized DEP and the applicable taxing agency, Reorganized DEP shall pay to each holder of an Allowed Priority Tax Claim deferred cash payments, over a period not exceeding six years from the date of assessment of such Claim, in an aggregate amount equal to the amount of such Allowed Claim, plus interest from the Effective Date on the unpaid portion of such Allowed Claim (without penalty of any kind) at the rate prescribed below. The payment of the amount of each such Allowed Claim shall be made in equal semiannual installments with the first installment due on the latest of:
(i) the Effective Date, (ii) 30 calendar days after the date on which an Order allowing such Claim becomes a Final Order and (iii) such other time or times as may be agreed to by the holder of such Claim and Reorganized DEP. Each installment shall include simple interest on the unpaid portion of such Allowed Claim, without penalty of any kind, at the statutory rate of interest provided for such taxes under applicable nonbankruptcy law; PROVIDED, HOWEVER, that Reorganized DEP shall have the right to pay any Priority Tax Claim, or any remaining balance of such Claim, in full, at any time on or after the Effective Date, without premium or penalty of any kind.

     C.   TREATMENT OF SECURED CLAIMS.

          1.   CLASS 1 (CLAIMS OF LENDERS UNDER BANK CREDIT AGREEMENT).

          Class 1 is impaired under this Plan. Class 1 Allowed Claims (including Class 1 Allowed Secured Claims) shall receive the following treatment:

               a.   ADDITION TO LOAN BALANCE.

          The following shall be added to the Loan Balance: (i) except for $150,000, all Allowed Class 1 506(b) Post Petition Interest Claims; and (ii) up to $1.150 million (minus the monthly payments in the amount of $25,000 under the Cash Collateral Orders during the Reorganization Case) in respect of Class 1 506(b) Professional Fee and Expense Claims (the "Maximum Fee Amount"). The Debtor shall not challenge the reasonableness of the Maximum Fee Amount (such that, by way of clarification, if such fees and expenses equal the Maximum Fee Amount the Debtor will not challenge, object to or contest such amount and such amount shall be added to the Loan Balance). If, however, the Class 1 506(b) Professional Fee and Expense Claims actually paid by the Lenders is less than $1.150 million (minus the above-referenced monthly payments), such lesser amount shall be added to the Loan Balance. The Lenders shall provide the Debtor with copies of any invoices, engagement letters or other documentation necessary to assist the Debtor in determining the actual amount paid by the Lenders in respect of Class 1 506(b) Professional Fee and Expense Claims. Any dispute over this matter will be resolved by the Bankruptcy Court as a core matter.

               b.   PAYMENT OBLIGATIONS ON EFFECTIVE DATE.

          On the Effective Date, the $150,000 in remaining Allowed Class 1 506(b) Postpetition Interest Claims not added to the Loan Balance shall be paid by Reorganized DEP, in cash.

               c.   ADDITIONAL PAYMENT OBLIGATIONS.

          Reorganized DEP shall repay an amount equal to the Loan Balance plus
(x) that portion of the Allowed Class 1 506(b) Postpetition Interest Claims not satisfied as provided in subparagraph (b) above, and (y) the Maximum Fee Amount (or such lesser amount as provided in subparagraph (a) above) (collectively referred to as the "Effective Date Loan Balance"), subject to the following terms and conditions, all as more particularly specified in the New Bank
Documents:
                    (1) DUE DATE -- All unpaid principal and accrued but unpaid interest, if any, shall be due and payable on July 31, 2002 ("Maturity Date").

                    (2) INTEREST -- From the Effective Date to the Maturity Date, interest on any remaining Effective Date Loan Balance will be at the rate per annum equal to the Prime Rate plus two percent (2%).

                    (3) PRINCIPAL -- To the Maturity Date, Reorganized DEP will make principal payments as specified in the New Bank Documents. By way of clarification, along with each of the first twelve interest payments, Reorganized DEP will make a special monthly principal payment, calculated by dividing the Maximum Fee Amount (or such lesser amount as provided in subparagraph (a) above) by twelve.

                    (4) PAYMENT DATES -- Interest (payable in arrears for the previous month) on the remaining Effective Date Loan Balance shall be paid on the first Business Day of each calendar month commencing with the first full calendar month following the Effective Date. Except as provided in subparagraph (c)(3) above with respect to special monthly principal payments, principal shall be paid on the last Business Day of each calendar quarter commencing with the first full calendar quarter following the Effective Date.

                    (5) SECURITY -- Payment and performance of all of Reorganized DEP's obligations under the New Bank Documents shall be secured by substantially the same assets as specified in the Bank Credit Agreement, and, accordingly, shall be secured by substantially all of Reorganized DEP's assets, including accounts, inventory, equipment, general intangibles and proceeds of the foregoing. In addition, payment and performance of such obligations shall be secured by any net recoveries against S.C. Johnson & Son, Inc. and affiliates (collectively, "SCJ") to which DEP is entitled in connection with the Principal Case (as defined in the Disclosure Statement) or pursuant to any other claim relating to the SCJ Acquisition (as defined in the Disclosure Statement) now or hereafter asserted against SCJ under Bankruptcy Code section 544(b) or otherwise.

                    (6) PREPAYMENT - Principal shall be prepaid from the net cash proceeds received from the sale of assets (subject to exceptions specified in the New Bank Documents), the issuance of debt or equity securities, or specified litigation recoveries (as provided in the New Bank Documents); provided that, in each such case, the amount prepaid shall be reduced to the extent Reorganized DEP uses all or a portion of such net proceeds for any capital expenditure, I.E., the purchase or replacement of an asset having an expected useful life in excess of one year.

                    (7) GENERALLY -- Additional terms and conditions governing the treatment of the Class 1 Allowed Claims, including covenants, representations and other similar terms, are specified in the New Bank Documents. By way of clarification, (i) the "Agency Fee" (as defined therein) shall be $15,000 per quarter starting with the payment on October31, 1996; (ii) Oaktree and Cereberus shall be recognized by the Debtor as Lenders under the New Bank Documents; (iii) no new security interest will be granted to the Lenders under this Plan in and to the Rancho Dominguez Facility; (iv) the 180-day periods in section 2.4(a) and
     (c) shall be reduced to ten (10) Business Days, (v) prepayments under section 2.4(a) and (c) shall be applied only in inverse order to the unpaid installments of the Advances, as defined therein; (vi) the "right of first refusal" in section 8.7(i) shall be deleted; and (vii) one-time reorganization expenses shall not be included in the calculations for the financial covenants contained in section 5.4. All consideration payable to or provided by the Debtor in satisfaction of Class 1 Allowed Claims shall be tendered to the Agent for distribution to the Lenders.

               d.   WAIVER OF CERTAIN CHARGES AND EXPENSES.

     Conditioned upon the occurrence of the Effective Date, except for Allowed Class 1 506(b) Postpetition Interest Claims and the Maximum Fee Amount, which shall be satisfied as specified above, Class 1 shall irrevocably waive any right to assert any Claim for fees, charges, interest, default interest, late charges, professional fees, expenses or penalties under the Bank Credit Agreement or any other agreement, statute or theory, whether at law or equity, from the beginning of time to the Effective Date, and all such Claims shall be deemed disallowed as of the Effective Date.

               e.   DISTRIBUTION OF STOCK AND WARRANTS.

          Previously, each Lender was provided the option to receive EITHER
(i) such Lender's Pro Rata share of 625,000 new shares of DEP Common Stock, OR
(ii) such Lender's Pro Rata share of (x) 500,000 new shares of DEP Common Stock, plus (y) Class 1 Warrants to purchase 500,000 new shares of DEP Common Stock.
In accordance with each Lender's election, the following shares of new DEP Common Stock and Class 1 Warrants shall be distributed on the Effective Date:

  ----------------------------------------------------------------------------
  ----------------------------------------------------------------------------
          LENDER              PERCENTAGE        STOCK             WARRANTS
  ----------------------------------------------------------------------------

     Foothill                  (30.86%)        154,300            154,300
  ----------------------------------------------------------------------------
     Pearl Street              (18.99%)        118,688               --
  ----------------------------------------------------------------------------
     Oaktree                   (15.86%)         79,300             79,300
  ----------------------------------------------------------------------------
     PNC                       (15.00%)         93,750               --
  ----------------------------------------------------------------------------
     Cerberus                   (9.82%)         49,100             49,100
  ----------------------------------------------------------------------------
     City National              (9.47%)         47,350             47,350
  ----------------------------------------------------------------------------
  ----------------------------------------------------------------------------
     Total                    (100.00%)        542,488            330,050
  ----------------------------------------------------------------------------
  ----------------------------------------------------------------------------

               f.   CLASS 1 RELEASE AGREEMENT.

          On or before the Effective Date, the Debtor Releasing Parties and the Class 1 Releasing Parties shall execute and deliver the Class 1 Release Agreement.

          2. CLASS 2(a) AND (b) SECURED CLAIMS OF NATIONWIDE (CLASS 2(a)) AND WEST COAST (CLASS 2(b)).

          Class 2 is not impaired under this Plan. The Class 2(a) and (b) Allowed Secured Claims shall receive the following treatment:

               a. Any default other than a default of a kind specified in Bankruptcy Code section 365(b)(2) shall be cured;

               b. The maturity of such Allowed Claims shall be reinstated as the maturity existed before any default;

               c. The holders of such Allowed Claims shall be compensated for actual damages incurred as a result of any reasonable reliance by such holders on any such contractual provision or such applicable law;

               d. The other legal, equitable or contractual rights to which such Allowed Claims entitle the holders of such Allowed Claims shall not otherwise be altered.

     D.   TREATMENT OF CLASSES OF UNSECURED CLAIMS.

          1.   CLASS 3 (UNSECURED CLAIMS ENTITLED TO PRIORITY).

          Class 3 is not impaired under this Plan. Reorganized DEP shall pay each Allowed Claim in Class 3 which has not been paid prior to the Effective Date in cash and in full. Payment on a Class 3 Claim will not be made until such payment would have become due in the ordinary course of the Debtor's business or under the terms of the Claim in the absence of the Reorganization Case.

          2. CLASS 4 (UNSECURED CLAIMS OF $1,000 OR LESS OR WHICH THE HOLDER REDUCES TO $1,000).

          Class 4 is impaired under this Plan. Each holder of an Allowed Claim in this class which has not already been paid during the Reorganization Case shall receive on account of such Allowed Claim cash equal to the allowed amount of such Claim up to a maximum of $1,000, unless such holder agrees to less favorable treatment.

          3.   CLASS 5 (INTERCOMPANY UNSECURED CLAIMS).

          Class 5 is not impaired under this Plan. All Allowed Claims in Class 5 shall continue to receive treatment in accordance with DEP's ordinary business practices with respect to Intercompany Claims.

          4.   CLASS 6 (ALL OTHER UNSECURED CLAIMS).

          Class 6 is impaired under this Plan. All Allowed Claims in Class 6 shall be satisfied by Reorganized DEP subject to the following terms and conditions:

               a. DUE DATE -- All unpaid principal and accrued but unpaid interest, if any, shall be due and payable on March 15, 1998 ("Unsecured Maturity Date").

               b. INTEREST UNTIL UNSECURED MATURITY DATE -- From the Petition Date until the Unsecured Maturity Date, interest at the rate of five percent (5%) per annum, simple, shall accrue on each Class 6 Allowed Claim, and be paid at the same time as principal payments are due.

               c. PRINCIPAL -- To the Unsecured Maturity Date, principal shall be paid in equal monthly installments.

               d. PAYMENT DATES -- Interest and principal payments shall be made on the fifteenth calendar day of each month ("Payment Dates") commencing October 15, 1996 and continuing on the fifteenth calendar day of each of the next seventeen calendar months; provided, however, that if the Effective Date does not occur until after October 15, 1996, the first payment shall be made on the first Business Day following the Effective Date, and the next payment shall be made on November 15, 1996 as if the Effective Date had occurred on or before October 15, 1996(1).

               e. NO PROHIBITION AGAINST PREPAYMENT -- The remaining principal balances due may at any time be prepaid Pro Rata without penalty or premium.

     E.   TREATMENT OF CLASSES OF INTERESTS.

          1.   CLASS 7 (EXISTING CLASS A STOCK).

          Class 7 is impaired under this Plan. All Allowed Interests in this Class shall retain their Allowed Interests in Reorganized DEP, subject to dilution by virtue of the issuance of DEP Common Stock and Class 1 Warrants to be issued to Class 1 under this Plan. In addition, each share of Existing Class A Stock shall be reclassified as DEP Common Stock such that upon such reclassification, all DEP Common Stock shall have the same voting rights, preferences and privileges.

          2.   CLASS 8 (EXISTING CLASS B STOCK).

          Class 8 is impaired under this Plan. All Allowed Interests in this Class shall retain their Allowed Interests in Reorganized DEP, subject to dilution by virtue of issuance of DEP Common Stock and the Class 1 Warrants to Class 1. In addition, each share of Existing Class B Stock shall be reclassified as DEP Common Stock such that upon such reclassification, all DEP Common Stock shall have the same voting rights, preferences and privileges.


                                          V.


                TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     A.   ASSUMPTION.

          Unless previously assumed or rejected by order of the Bankruptcy Court or pursuant to Bankruptcy Code section 365, as of the Effective Date, DEP shall assume, pursuant to Bankruptcy Code section 365, each of the executory contracts and unexpired leases of DEP that are not rejected under Section V.C hereof, including the executory contracts and unexpired leases which are identified in the Schedule of Assumed Contracts previously filed with the Bankruptcy Court.

          The Schedule of Assumed Contracts specifies the amounts DEP presently believes are necessary, if any, to cure each of the executory contracts set forth thereon in accordance with Bankruptcy Code section 365(b)(1)(A) & (B). DEP shall satisfy such amounts ("Cure Amounts") pursuant to this Plan. At the hearing on Confirmation, DEP will ask the Bank-


___________________________

(1) If the Effective Date does not occur until after November 15, 1996, the first two payments shall be made on the first Business Day following the Effective Date, and the next payment shall be made on December 15, 1996, as if the Effective Date had occurred on or before November 15, 1996.

ruptcy Court to find conclusively that the Cure Amounts are the only amounts necessary to cure those contracts. Pursuant to the Schedule of Assumed Contracts, if any party to an executory contract or unexpired lease listed on the Schedule of Assumed Contracts contends that the Cure Payment is wrong as to such party's contract or lease, such party was required to file with the Bankruptcy Court and serve upon DEP's counsel a written statement and an accompanying affidavit in support thereof, specifying the amounts allegedly owing under Bankruptcy Code section 365(b)(1)(A) & (B), no later than August 28, 1996; failure to timely serve such a statement shall result in the entry of a Confirmation Order declaring that DEP's tender of the Cure Amount pursuant to the provisions of this Plan, as specified in the Schedule of Assumed Contracts, shall provide cure and compensation for any and all defaults in unpaid obligations under such assumed executory contract or unexpired lease. If DEP disagrees with any written statement filed by a party regarding a specified Cure Amount, DEP nevertheless may ask the Court to enter such an order at the hearing on Plan confirmation. DEP reserves the right to amend the Cure Amounts at any time prior to Plan confirmation and, if DEP makes such an amendment, will serve notice of such amendment on the party affected thereby.

          DEP reserves the right at any time prior to the Confirmation Date to amend such Schedule either to: (a) delete any executory contract or unexpired lease listed therein and provide for its rejection pursuant to Section V.C below or (b) add any executory contract or unexpired lease to such Schedule, thus providing for its assumption (or assumption and assignment) pursuant to this
Section V.A. DEP shall provide notice of any amendment to such schedule to the parties to the executory contract or unexpired lease affected thereby. The Confirmation Order shall constitute an order of the Bankruptcy Court approving all such assumptions described in this Section V.A, pursuant to Bankruptcy Code section 365, as of the Effective Date.

     B.   CURE PAYMENTS.

          In addition to the provisions specified above regarding Cure Amounts, Cure Amounts shall be satisfied, pursuant to Bankruptcy Code section 365(b)(1), in one of the following three ways: (1) by payment of the default amount in cash on the Effective Date, (2) by payment of the default amount in equal quarterly installments commencing on the Effective Date and continuing for one year; (3) by payment of the default amount consistent with the treatment provided under this Plan to Class 6 Allowed Claims; or (4) on such other terms as agreed to by Reorganized DEP and the non-Debtor parties to such executory contract or unexpired lease. As to each assumed executory contract or unexpired lease, Reorganized DEP shall elect one of these three alternatives as the cure method. In the event of a dispute regarding (i) any Cure Amounts,
(ii)the ability of Reorganized DEP to provide adequate assurance of future performance under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption (or assumption and assignment), the Cure Amounts required by Bankruptcy Code section 365(b)(1) shall be made following the entry of a Final Order resolving the dispute and approving assumption.

     C.   REJECTION.

          Unless previously assumed or rejected by order of the Bankruptcy Court or pursuant to Bankruptcy Code section 365, on the Effective Date, any executory contracts and unexpired leases listed on the Schedule of Rejected Contracts previously filed with the

Bankruptcy Court, shall be rejected, to the extent, if any, that any of the foregoing constitute executory contracts or unexpired leases, and without conceding that they constitute executory contracts or unexpired leases or that the Debtor has any liability thereunder. Listing a contract or lease on such Schedule did not and shall not constitute an admission by the Debtor or Reorganized DEP that such contract or lease is an executory contract or unexpired lease or that the Debtor or Reorganized DEP has any liability thereunder. The Debtor reserves the right at any time prior to Confirmation to amend such Schedule either to: (a) delete any executory contract or unexpired lease listed therein and provide for its assumption (or assumption and assignment) pursuant to Section V.A above; or (b) add any executory contract or unexpired lease to such schedule, thus providing for its rejection pursuant to this Section V.C. The Debtor shall provide notice of any amendment of such Schedule to the parties to the executory contract or unexpired lease affected thereby.

          The Confirmation Order shall constitute an order of the Bankruptcy Court approving all such rejections, pursuant to Bankruptcy Code section 365, as of the Effective Date. Any Claim for damages arising from the rejection under this Plan of an executory contract or unexpired lease must be filed within thirty (30) days after the mailing of notice of Confirmation or be forever barred and unenforceable against the Debtor, the Estate, Reorganized DEP and its property and barred from receiving any distribution under this Plan.


                                         VI.

                 MEANS FOR EXECUTION AND IMPLEMENTATION OF THIS PLAN

     A.   REVESTING OF ASSETS.

          Except as otherwise provided in any provision of this Plan, on the Effective Date, unless the Creditors' Committee or other entity is designated representative of the Estate before or after Confirmation, all property of the Estate of DEP shall revest in Reorganized DEP, free and clear of all Claims, liens, encumbrances and other Interests; provided, however, that with respect to the designation of a representative of the Estate other than Reorganized DEP in its capacity as DEP's successor, nothing in the Plan or the Confirmation Order shall constitute a finding that DEP or Reorganized DEP has satisfied the standards for designating such other representative under Bankruptcy Code section 1123(b)(3), and any request for designation of such other representative shall be made pursuant to motion on notice to Johnson; provided, further, that Reorganized DEP's or any designated representative's right to assert recoveries from Johnson shall be subject to (i) any defenses preserved by Johnson against DEP, including without limitation those preserved in Johnson's Answer and Counterclaim, dated August 1, 1996, in Adversary Proceeding Number 96-93 and
(ii) Johnson's rights (if any) under the Plan, Bankruptcy Code section 502(h) and (to the extent permitted by the Bankruptcy Code) the doctrines of setoff and recoupment. From and after the Effective Date, Reorganized DEP may operate its business and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and the Confirmation Order.

    B.   PRESERVATION OF RIGHTS OF ACTION.

         Except as otherwise provided in this Plan, or in any contract, instrument, release or other agreement entered into in connection with this Plan, in accordance with Bankruptcy Code section 1123(b), unless the Creditors' Committee or other entity is designated as representative of the Estate before or after Confirmation in accordance with the terms and conditions set forth in
Section VI.A. hereof, Reorganized DEP shall retain and may enforce any claims, rights and causes of action that the Debtor or Estate may hold against any entity, including, without limitation, any claims, rights or causes of action under Bankruptcy Code sections 544 through 550 or any similar provisions of state law, or any other statute or legal theory, and any rights of equitable subordination or otherwise, only to the extent that the Debtor or the Estate properly held such claims, rights or causes of action. Except as otherwise provided in the Plan and subject to the terms and conditions set forth in
Section VI.A. hereof, any such recoveries shall be retained by Reorganized DEP free and clear of all Claims and Interests. Unless the Creditors' Committee or other entity is designated as representative of the Estate before or after Confirmation in accordance with the terms and conditions set forth in Section VI.A hereof, Reorganized DEP may pursue those rights of action, as appropriate, in accordance with what is in the best interests of Reorganized DEP holding such rights of action. Johnson's liability (if any) to DEP, Reorganized DEP or any designated representative on account of any right or claim, including without limitation any cause of action under Bankruptcy Code sections 544 through 550, shall not be affected or abridged by DEP's or Reorganized DEP's satisfaction in part or in full of any obligation of DEP or Reorganized DEP that is secured by proceeds of such claim. Nothing in this Plan constitutes a waiver by DEP or Reorganized DEP of any and all such rights.

    C.   CERTIFICATE OF INCORPORATION AND BYLAW AMENDMENTS.

         Reorganized DEP shall amend its Certificate of Incorporation and Bylaws in conformity with section 303 of the Delaware general corporation law and pursuant to Bankruptcy Code section 1123(a)(5)(I). The amended Certificate of Incorporation and Bylaws (and other relevant governing instruments of Debtor) shall be amended to provide, among other things, the following: (i) to authorize the issuance of new DEP Common Stock to Class 1 under this Plan and the Class 1 Warrants; (ii) to prohibit the issuance of non-voting securities to the extent required by Bankruptcy Code section 1123(a)(6); (iii) to authorize the reclassification and/or exchange of the Existing Class A Stock and the Existing Class B Stock into DEP Common Stock having the same voting rights, preferences and privileges; (iv) to modify any stock option plan or agreement relating to the same to provide that the beneficiary thereof shall be entitled to purchase DEP Common Stock in lieu of Existing Class A Stock or Existing
Class B Stock; and (v) to include such other provisions as are appropriate. The amended Certificate of Incorporation and Bylaws shall become effective upon the Effective Date.

    D.   MANAGEMENT OF REORGANIZED DEP.

         1.   OFFICERS AND DIRECTORS.

         As of the Effective Date, the Persons identified on the schedule previously filed with the Bankruptcy Court will serve as the initial members of the Board of Directors of Reorganized DEP. Such Persons shall be deemed elected to the Board of Directors, and such elections shall be deemed effective as of the Effective Date, without any requirement of further action by stockholders of DEP or Reorganized DEP. The Persons identified on such Schedule will serve as the initial executive officers of Reorganized DEP as of the Effective Date. Subject to any requirement of Bankruptcy Court approval under Bankruptcy Code section 1129(a)(5), those persons designated as directors and executive officers of Reorganized DEP in such Schedule shall assume their offices as of the Effective Date and shall continue to serve in such capacities thereafter, pending further action of the Board of Directors or stockholders of Reorganized DEP in accordance with Reorganized DEP's Certificate of Incorporation and Bylaws.

    E.   OBJECTIONS TO CLAIMS AND INTERESTS.

         Except as otherwise provided for applications of professionals for compensation and reimbursement of expenses under Section IV.B.1. hereof, and as otherwise Ordered by the Bankruptcy Court after notice and a hearing, objections to Claims or Interests, including Administrative Claims, shall be filed and served upon the holder of such Claim, Interest or Administrative Claim as applicable, not later than the later of (a) one hundred twenty (120) days after the Effective Date, and (b) one hundred twenty (120) days after a proof of Claim or Interest or request for payment of such Claim, Interest or Administrative Claim is filed, unless this period is extended by the Bankruptcy Court. After the Effective Date, unless the Creditors' Committee or other entity is designated as representative of the Estate before or after Confirmation in accordance with the terms and conditions set forth in Section VI.A. hereof, Reorganized DEP shall have the exclusive right to object to Claims and Interests.

    F.   DISTRIBUTION OF PROPERTY UNDER THIS PLAN.

         1.   DISBURSING AGENT.

         Reorganized DEP or such other entity or entities as Reorganized DEP may employ in its sole discretion ("Third Party Disbursing Agent") shall act as Disbursing Agent under this Plan and make all distributions required under this Plan. Any Disbursing Agent may employ or contract with other entities to assist in or perform the distribution of property to be distributed. Unless otherwise determined by Reorganized DEP, each Disbursing Agent shall serve without bond. Each Third Party Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to this Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from Reorganized DEP on terms agreed to with Reorganized DEP.

         Reorganized DEP and the Agent shall coordinate making any and all the distributions of DEP Common Stock and the Class 1 Warrants to Class 1.

         2.   DISPUTED CLAIMS.

         Notwithstanding any other provisions of this Plan, no payments or distributions shall be made on account of any Disputed Claim or Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest, and then only to the extent that it becomes an Allowed Claim or Allowed Interest. To the extent a Disputed Claim or Disputed Interest becomes an Allowed Claim or an Allowed Interest after the date a payment or distribution is due and payable to the other Allowed Claims or Allowed Interests in the class to which such Allowed Claim or Allowed Interest belongs, any payment or distribution shall be tendered in respect of such Allowed Claim or Allowed Interest beginning within ten (10) calendar days after the date such Claim becomes an Allowed Claim or Allowed Interest.

         As to any Disputed Claim (including Claims based upon rejection of executory contracts or unexpired leases) or Disputed Interest, the Bankruptcy Court, upon motion by Reorganized DEP, shall estimate for purposes of allowance and distribution, the amount of the Claim or Interest in order to enable Reorganized DEP promptly to distribute amounts required to be distributed under this Plan. The Bankruptcy Court's estimation of any Disputed Claim or Disputed Interest will limit the distribution to be made thereon and be final for all purposes, regardless of the amount, if any, that could be allowed on account of such Claim or Interest absent such estimation proceeding. With respect to the Claims asserted by Johnson against DEP or Reorganized DEP and the claims and counterclaims asserted by DEP, Reorganized DEP or any designated representative against Johnson, nothing in the Plan or the Confirmation Order shall (i)abridge or modify the standards governing estimation contained in Bankruptcy Code section 502(c) or (ii) allow DEP to estimate such claims absent compliance with such standards.

         3.   MANNER OF PAYMENT UNDER THIS PLAN.

         Cash payments made pursuant to this Plan shall be in U.S. dollars by checks drawn on a domestic bank selected by Reorganized DEP, or by wire transfer from a domestic bank, at Reorganized DEP's option, except that payments made to foreign trade creditors holding Allowed Claims may be paid, at the option of Reorganized DEP in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

         4. DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS.

              a.   DELIVERY OF DISTRIBUTIONS IN GENERAL.

         Except as provided below in Section VI.F.4.b for holders of undeliverable distributions, distributions to holders of Allowed Claims shall be distributed by mail as follows: (1) at the addresses set forth on the respective proofs of Claim filed by such holders; (2) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim; or (3) at the address reflected on the Schedule of Assets and Liabilities filed by the Debtor if no proof of Claim is filed and the Disbursing Agent has not received a written notice of a change of address.

         Distributions to holders of Allowed Interests shall be made in accordance with the Debtor's customary nonbankruptcy corporate practice for providing notices and/or distributions to holders of Allowed Interests, whether or not the address utilized for such notices and/or distributions corresponds with the address listed in any Proof of Interest or other document filed with the Bankruptcy Court. If Reorganized DEP agrees, any holder of an Allowed Interest shall be entitled to exchange such holder's stock certificate representing Existing Class A Stock or Existing Class B Stock for a stock certificate representing DEP Common Stock.

              b.   UNDELIVERABLE DISTRIBUTIONS.
                   i.   HOLDING AND INVESTMENT OF UNDELIVERABLE PROPERTY.

         If the distribution to the holder of any Claim is returned to the Disbursing Agent as undeliverable, no further distribution shall be made to such holder unless and until Reorganized DEP or the Disbursing Agent is notified in writing of such holder's then current address. Subject to Section VI.F.4.b(2), undeliverable distributions shall remain in the possession of the Disbursing Agent pursuant to this Section VI.F.4.b(1) until such times as a distribution becomes deliverable.

         Unclaimed cash (including interest) shall be held in trust in a segregated bank account in the name of the Disbursing Agent, for the benefit of the potential claimants of such funds, and shall be accounted for separately. Such funds shall be held in interest-bearing accounts (as selected by Reorganized DEP in its sole discretion), to the extent practicable; and the parties entitled to such funds shall be entitled to any interest earned on such funds.

                   ii. DISTRIBUTION OF UNDELIVERABLE PROPERTY AFTER IT BECOMES DELIVERABLE AND FAILURE TO CLAIM UNDELIVERABLE PROPERTY.

         Any holder of an Allowed Claim who does not assert a Claim for an undeliverable distribution held by the Disbursing Agent within two (2) years after the Effective Date shall no longer have any Claim to or interest on such undeliverable distribution, and shall be forever barred from receiving any distributions under this Plan. In such cases any property held for distribution on account of such Claims shall be retained by Reorganized DEP, as follows: Any cash shall be the property of Reorganized DEP, free from any restrictions thereon. Nothing contained in this Plan shall require the Debtor, Reorganized DEP or the Disbursing Agent to attempt to locate any holder of an Allowed Claim.

         Undeliverable distributions to holders of Allowed Interests shall be governed and determined by applicable nonbankruptcy law.

         5.   COMPLIANCE WITH TAX REQUIREMENTS.

         In connection with this Plan, to the extent applicable, the Disbursing Agent shall comply with all withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements.

         6.   SETOFFS AND RECOUPMENTS.

         Notwithstanding anything to the contrary contained in this Plan, Reorganized DEP may, but shall not be required to, set off, recoup and withhold against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Claim, claims of any nature that the Debtor or Reorganized DEP may have against the holder of such Allowed Claim; PROVIDED, HOWEVER, that neither the failure to effect such a setoff or recoupment, nor the allowance of any Claim against the Debtor or Reorganized DEP, nor any partial or full payment during the Reorganization Case or after the Effective Date in respect of any Allowed Claim shall constitute a waiver or release by the Debtor or Reorganized DEP of any claim that the Debtor or Reorganized DEP may possess against such holder.

         7.   DE MINIMIS DISTRIBUTIONS.

         No cash payment of less than twenty-five dollars ($25.00) shall be made by the Disbursing Agent to any holders of a Claim unless a request therefor is made in writing to the Disbursing Agent.

    G.   DISCHARGE OF DEBTORS AND INJUNCTION.

         The rights afforded in this Plan and the treatment of all Claims and Interests therein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor and the Debtor in Possession or any of its property.
 Except as otherwise provided in this Plan or the Confirmation Order: (i) on the Effective Date, the Debtor, Reorganized DEP and its property shall be deemed discharged and released to the fullest extent permitted by Bankruptcy Code section 1141 from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Confirmation Date and all debts of the kind specified in Bankruptcy Code sections 502(g), 502(h) or 502(i), whether or not: (a) a proof of Claim or proof of Interest based on such debt or Interest is filed or deemed filed pursuant to Bankruptcy Code section 501, (b) a Claim or Interest based on such debt or Interest is allowed pursuant to Bankruptcy Code section 502 or
(c) the holder of a Claim or Interest based on such debt or Interest has accepted this Plan; and (ii) all Persons shall be precluded from asserting against the Debtor, Reorganized DEP and its property any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as otherwise provided in this Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtor, as provided in Bankruptcy Code sections 524 and 1141, and such discharge shall void any judgment against the Debtor at any time obtained to the extent that it relates to a Claim discharged; provided, however, that any judgment obtained by Johnson from a court having proper jurisdiction to determine the liability of DEP or Reorganized DEP on such Claim shall not be void; provided, further, that Johnson's right to enforce any such judgment shall be in accordance with the provisions of the Plan regarding the treatment of Allowed Claims under the Plan. Nothing in the Plan or the Confirmation Order constitutes a waiver by DEP or Reorganized DEP of the jurisdiction of the Bankruptcy Court with respect to the allowance of Claims or any objection or counterclaim relating thereto.

         Except as otherwise provided in this Plan or the Confirmation Order, on and after the Effective Date, all Persons who have held, currently hold or may hold a debt, Claim or Interest discharged pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim or Interest: (1) commencing or continuing in any manner any action or other proceeding against the Debtor, Reorganized DEP and its property; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtor, Reorganized DEP and its property; (3) creating, perfecting or enforcing any lien or encumbrance against the Debtor, Reorganized

DEP or its property; (4)asserting any setoff, right of subrogation or recoupment of any kind against any obligation due to any of the Debtor, Reorganized DEP or its property; and (5) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan or the Confirmation Order; provided, however, that nothing in the Plan or the Confirmation Order shall affect or abridge the rights (if any) of Johnson (i) to establish in a court of proper jurisdiction (to the extent permitted by the Bankruptcy Code) the right to setoff or recoup any Claim it may have against DEP from any obligation it may owe to DEP, and (ii) to enforce, collect or recover any judgment, award, decree, or order it obtains from a court having proper jurisdiction to determine the liability of DEP to Johnson on account of such Claim, which Allowed Claim shall be satisfied in accordance with the provisions of the Plan. Nothing in the Plan or the Confirmation Order constitutes a waiver by DEP or Reorganized DEP of the jurisdiction of the Bankruptcy Court with respect to the assertion of any claim or right of setoff or recoupment or any objection or counterclaim relating thereto. Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

    H.   NO LIABILITY FOR SOLICITATION OR PARTICIPATION.

         As specified in Bankruptcy Code section 1125(e), Persons that solicit acceptances or rejections of this Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under this Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, are not liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer, issuance, sale or purchase of securities.

    I.   LIMITATION OF LIABILITY.

         Neither the Debtor, Reorganized DEP, nor any of its employees, officers, directors, agents or representatives, nor any professional persons employed by any of them, or any of their members, agents, representatives or professional advisors, shall have or incur any liability to any Person or entity for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming or consummating this Plan, the Disclosure Statement, or any contract, instrument, release or other agreement or document created in connection with this Plan.

    J.   RETIREE BENEFITS.

         The Debtor does not have any retiree benefit plans, within the meaning of Bankruptcy Code section 1114.

    K.   OTHER SECURED CLAIMS.

         In the event there exists any Allowed Secured Claim in addition to those otherwise classified in this Plan ("Other Secured Claim"), such Other Secured Claim shall receive treatment as follows:

              a. Any default other than a default of a kind specified in Bankruptcy Code section 365(b)(2) shall be cured;

              b. The maturity of the Claim shall be reinstated as the maturity existed before any default;

              c. The holder of the Claim shall be compensated for actual damages incurred as a result of any reasonable reliance by the holder on any provision that entitled the holder to accelerate the maturity of the Claim; and

              d. The other legal, equitable, or contractual rights to which the Claim entitles the holder shall not otherwise be altered.

    L.   EXEMPTION FROM CERTAIN TAXES.

    Pursuant to Bankruptcy Code section 1146(c), the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer, shall not be subject to any stamp tax, real estate transfer tax, or similar tax. Transfers under the Plan that are exempt from taxation pursuant to Bankruptcy Code section 1146(c) include the issuance, transfer, assignment, or exchange of the DEP Common Stock, the Class 1 Warrants, the creation of any mortgage, deed of trust, lien or other security interests, the making, revestment, or assignment of any lease or sublease, the transfer of property or the making, revesting, or delivery of any deed or other instrument or transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, pledges, mortgages, deeds of trust, or assignments executed in connection with the Plan, agreements entered into in connection with the Plan, or the Confirmation Order.

    M.   APPLICABILITY OF BANKRUPTCY CODE SECTION 1145
         TO STOCK AND WARRANTS ISSUED UNDER THE PLAN.

         The protections afforded by Bankruptcy Code section 1145 with regard to the offer, issuance, sale, or purchase of the DEP Common Stock, the Class 1 Warrants, or other securities issued to holders of Allowed Claims and Allowed Interests under the Plan, and distributed pursuant to the Plan to any entity and any Class, shall apply to the full extent provided by law. In addition, the exemption provided in Bankruptcy Code section 1145 from the requirements of section 5 of the Securities Act of 1933, 15 U.S.C. Section 77e, and any state or local law requiring registration for the offer or sale of a security shall apply to the distribution of the above-referenced and any other securities issued under the Plan to the holders of Allowed Claims and Allowed Interests under the Plan.

                                         VII.

                         CONFIRMABILITY OF PLAN AND CRAMDOWN


    A.   CONFIRMABILITY AND SEVERABILITY OF PLAN.

    The Debtor reserves the right to modify, revoke or withdraw this Plan, as provided herein. A modification or withdrawal, or a determination by the Bankruptcy Court that this Plan is not confirmable pursuant to Bankruptcy Code section 1129, shall not limit or affect (i) the confirmability of this Plan as it applies to any other Debtor or (ii) the Debtor's ability to modify this Plan, to satisfy the confirmation provisions of Bankruptcy Code section 1129.

    B.   CRAMDOWN.

    The Debtor requests Confirmation under Bankruptcy Code section 1129(b) if any impaired class does not accept this Plan pursuant to Bankruptcy Code section 1126. In that event, the Debtor reserves the right to modify this Plan to the extent, if any, that Confirmation of this Plan under Bankruptcy Code section 1129(b) requires modification.


                                        VIII.

                              RETENTION OF JURISDICTION

    Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Reorganization Case after the Effective Date as is legally permissible, including, without limitation, jurisdiction to:

    1. Allow, disallow, determine, liquidate, classify or establish the priority or secured or unsecured status of or estimate any Claim or Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Interests or counterclaims relating to the foregoing;

    2. Grant or deny any and all applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date;

    3. Resolve any motions pending on the Effective Date to assume, assume and assign or reject any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable and to hear, determine and, if necessary, liquidate, any and all Claims arising therefrom;

    4. Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of this Plan;

         5. Decide or resolve any and all applications, motions, adversary proceedings contested or litigated matters and any other matters or grant or deny any applications involving the Debtors that may be pending on the Effective Date;

         6. Enter such Orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan or the Disclosure Statement;

         7. Resolve any and all controversies, suits or issues that may arise in connection with the consummation, interpretation or enforcement of this Plan or any entity's obligations incurred in connection with this Plan;

         8. Modify this Plan before or after the Effective Date pursuant to Bankruptcy Code section 1127, or modify the Disclosure Statement before substantial consummation of the Plan or any contract, instrument, release or other agreement or document created in connection with this Plan or Disclosure Statement; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court Order, this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with this Plan or Disclosure Statement, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code;

         9. Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of this Plan;

         10. Designate one or more representatives to prosecute or continue any prosecution of any cause of action or objection to Claim;

         11. Preside over and enter Orders and/or judgments respecting any adversary proceedings or contested matters initiated before or after Confirmation pertaining to matters or proceedings arising under title 11, or arising in or related to cases under title 11;

         12. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

         13. Determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan or the Disclosure Statement; and

         14.  Enter an order concluding the Reorganization Case.

         If the Bankruptcy Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter arising out of the Reorganization Case, including without limitation the matters set forth in this Section, this Section shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter. Nothing herein or in the Confirmation Order shall
(i) expand the jurisdiction of the Bankruptcy Court beyond legally permissible limits and (ii) grant the

Bankruptcy Court greater power than it could invoke prior to Confirmation with respect to deciding and resolving any non-core adversary proceedings.


                                          IX.

                               MISCELLANEOUS PROVISIONS

    A.   DISSOLUTION OF COMMITTEE.

         On the Effective Date, the Creditors' Committee shall dissolve and the members of such committee shall be released and discharged from all further rights and duties arising from or related to the Reorganization Case, provided, however, that so long as Reorganized DEP consents, the Creditors' Committee shall continue in existence for the purpose of monitoring and/or moving to intervene in, and/or serving as representative of, the Estate in accordance with the terms and conditions of Section VI.A. hereof with respect to any cause of action, adversary proceeding or contested matter. The professionals retained by any the Creditors' Committee and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date, except for (1) services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or filed after the Effective Date as provided in this Plan, and (2) services rendered and expenses incurred in connection with causes of action, adversary proceedings or contested matters as set forth above.

    B.   MODIFICATION OF THIS PLAN.

         Subject to the restrictions on plan of reorganization modifications set forth in Bankruptcy Code section 1127, the Debtor reserves the right to alter, amend or modify this Plan before its substantial consummation.

    C.   REVOCATION OF THIS PLAN.

         The Debtor reserves the right to revoke or withdraw this Plan prior to the Confirmation Date. If the Debtor revokes or withdraws this Plan, or if Confirmation does not occur, then this Plan shall be null and void, and nothing contained in this Plan shall: (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor; or (2) prejudice in any manner the rights of the Debtor in any further proceedings.

    D.   SUCCESSORS AND ASSIGNS.

         The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

    E.   SATURDAY, SUNDAY OR LEGAL HOLIDAY.

         If any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

    F.   POST-EFFECTIVE DATE EFFECT OF EVIDENCES OF CLAIMS OR INTERESTS.

         Notes, bonds, stock certificates and other evidences of Claims against or Interests in the Debtor shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by this Plan.

    G.   HEADINGS.

         The headings used in this Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the provisions of this Plan.

    H.   GOVERNING LAW.

         Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code and Bankruptcy Rules), or (ii) an express choice of law provision in any agreement, contract, instrument, or document provided for, or executed in connection with, this Plan, the rights and obligations arising under this Plan and any agreements, contracts, documents, and instruments executed in connection with this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of California without giving effect to the principles of conflict of laws thereof.

    I.   SEVERABILITY OF PLAN PROVISIONS.

         If prior to Confirmation any term or provision of this Plan which does not govern the treatment of Claims or Interests or the conditions to the Effective Date is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.



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

    J.   NO ADMISSIONS.

    Notwithstanding anything herein to the contrary, nothing contained in this Plan shall be deemed as an admission by the Debtor with respect to any matter set forth herein including, without limitation, liability on any Claim or Interest or the propriety of any Claim or Interest classification.


Dated:  August 23, 1996                     DEP CORPORATION,
                                            a Delaware corporation

                                            By: /s/
                                               --------------------------------
                                               GRANT W. JOHNSON
                                               Senior Vice President and
                                               Chief Financial Officer



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